Exhibit 99.2

comScore Clarifies Previous Statement Regarding Departures of Independent Directors

RESTON, VA, September 11, 2017 – comScore, Inc. (OTC: SCOR) today issued the following clarification to the press release issued by the Company earlier today:

Lisa Gersh, Mark Harris and Joshua Peirez were original members of the Special Committee of the comScore Board of Directors and supported the Special Committee’s recommendations to refresh the board. Their departures from the Board were individual decisions and not requested by the Special Committee.

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC:SCOR). For more information on comScore, please visit comscore.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations as to the timeline for completing the Company’s financial re-restatement process and the impact on historical financial information, expectations concerning discussions with Starboard and expectations with respect to the proposed litigation settlements. These statements involve risks and uncertainties that could cause our actual results to differ materially from expectations, including, but not limited to, the difficulty of predicting the timing of the completion of the Company’s financial restatements and related audits, its impact on the Company’s historical financial information, and the timing of the related filings; costs, risks and uncertainties associated with the restatements and audits; costs, risks and uncertainties associated with pending litigation described herein; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters and related litigation; and costs, risks and uncertainties associated with discussions with Starboard. For additional discussion of risk factors, please refer to filings that comScore makes from time to time with the SEC and which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Press Contact:

Andrew Lipsman

comScore, Inc.

312-775-6510

press@comscore.com